SMITH BARNEY INVESTMENT TRUST
10f-3 REPORT
December 1, 1997 through May 31, 1998



			Trade					          Purchase
	% of
Issuer			Date	Selling Dealer		Amount
	Price	Issue

New York City G.O	12/22/97	Samuel Ramirez & Co.	$1,250,000	$96.920
	1.85%
5.125% due 8/1/2013

NY Local Gov't Asst. Corp.	12/18/97	Lehman Brothers
6,000,000	  96.695	18.60
4.750% due 11/15/2014

New York City TFA	1/14/98	Samuel Ramirez & Co.	  1,170,000	  98.935
	3.33
4.600% due 11/15/2012

Municipal Assistance Corp.	1/15/98	Bear Stearns		  1,000,000
106.817	0.66
5.250% due 7/1/2005

Puerto Rico G.O.		1/15/98	Morgan Stanley
2,500,000	  45.520	4.90
0.000% due 7/1/2014

MTA Transit Authority	1/22/98	Paine Webber		  1,000,000
99.501	5.45
4.600% due 7/1/2011

NYS Dorm Presbyterian Hosp.1/23/98	Goldman Sachs		  1,000,000
	108.440	2.96
5.500% due 8/1/2011

Orange County, CA	3/25/98	Lehman Brothers		  1.000,000
	107.883	0.43
5.500% due 2/15/2009